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                            CREDIT AND SECURITY AGREEMENT


          This Credit and Security Agreement is made as of June __, 1997 (the "Agreement") by and between BNY FINANCIAL CORPORATION ("Lender"), having offices at 1290 Avenue of the Americas, New York, New York 10104 and AVIATION DISTRIBUTORS, INC. ("Borrower"), having its principal place of business at One Wrigley Drive, Irvine, California 92618.

          WHEREAS, the Borrower has requested that Lender make loans and advances available to Borrower; and

          WHEREAS, Lender has agreed to make such loans and advances to Borrower, as Borrower's Lender for the purpose of refinancing existing debt and for working capital purposes in the ordinary course of Borrower's business, and to pay fees and expenses incurred in connection herewith, on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

     1. (A) General Definitions. When used in this Agreement, the following terms shall have the following meanings:

     "Advance Rates" means the Inventory Advance Rate and the Receivables Advance Rate.

     "Affiliate" of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person,
(ii) of any Subsidiary of such Person or (iii) of any Person described in clause
(a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Aircraft" means each aircraft in which the Borrower now has or may in the future acquire an interest including the Airframes and all Aircraft Engines incorporated, installed in or attached thereto and where the context permits the related Manuals and Technical Records.


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     "Aircraft Chattel Mortgages" means each of the aircraft chattel mortgages in respect of each of the Aircraft and/or Aircraft Engines in substantially the form of Exhibit __ attached hereto, as the same may be renewed, modified, amended, supplemented or restated, from time to time in the manner provided therein.

     "Aircraft Engine" shall mean each aircraft engine in which the Borrower may now have or in the future acquire an interest, together in each case with any and all Aircraft Parts incorporated or installed in or attached thereto and any Aircraft Part removed therefrom until such time as a replacement part shall be substituted therefor. Except as otherwise set forth herein.

     "Aircraft Inventory" means all Aircraft, Airframes, Aircraft Engines and Aircraft Parts of the Borrower.

     "Aircraft Parts" shall mean all appliances, components, parts, instruments, appurtenances, avionics, accessories, furnishings and other equipment of whatever nature (other than complete Aircraft Engines), which are now or from time to time may be incorporated or installed in or attached to an aircraft (including without limitation the Airframe of such Aircraft, any related Aircraft Engines and any related appliances, components, parts, instruments, appurtenances, avionics, accessories, furnishings and other equipment of whatever nature).

     Airframe" means each of the Aircraft, excluding any Aircraft Engines or engines from time to time installed thereon, but including any and all Aircraft Parts (except Aircraft Parts that are incorporated or installed in or attached to any such Aircraft Engine or engine), so long as: (i) such included Aircraft Parts shall be incorporated or installed in or attached to such Aircraft (but not in or to any Aircraft Engines from time to time installed thereon); or (ii) such included Aircraft Parts shall remain identified or connected with such Aircraft in that they are subject to repair, alteration or modification as provided in Sections 8(j) and 8(k) of this Agreement, except Aircraft Engines from time to time installed thereon.

     "Airworthiness Directive" means any airworthiness directive or any other mandatory regulation, directive or instruction (including FAA-mandated manufacturers' changes, notices, and/or service bulletins or changes, notices, advisory circulars or service bulletins) issued by any Governmental Authority asserting jurisdiction over any Aircraft, Aircraft Engine, Aircraft Part or Airframe, over its use, operation or maintenance that may from time to time be issued.

     "Alternate Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

     "Ancillary Agreements" means all agreements, instruments, and documents including, without limitation, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements whether


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heretofore, concurrently, or hereafter executed by or on behalf of Borrower or delivered to Lender, relating to this Agreement or to the transactions contemplated by this Agreement.

     "Appraisal" means an appraisal of the fair market value and the Orderly Liquidation Value of each and every Aircraft, Airframe and Aircraft Engine and of all Aircraft Parts, which is (i) conducted by the Appraiser, (ii) prepared for and addressed to the Lender, (iii) based upon a physical inspection of such Aircraft, Airframes, Aircraft Engines and Aircraft Parts and a review of related maintenance records and (iv) accompanied by all back-up calculations made by such Appraiser.

     "Appraiser" means Aviation Solutions, Inc. or such other recognized aircraft appraisal company, which shall in all cases be unaffiliated with each of the Borrower and the Lender and acceptable to the Lender.

     "Bank" means The Bank of New York.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

     "Certificated Air Carrier" means a Citizen of the United States holding a carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, United States Code, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

     "Change of Management" means any change in the management of the Borrower whereby Mr. Osamah Bakhit is no longer the Chief Executive Officer of the Borrower.

     "Change of Ownership" means any merger, consolidation or sale of substantially all of the property or assets of Borrower.

     "Citizen of the United States" means the meaning specified in Section 40102(a)(15) of Title 49 of the United States Code or any similar legislation of the United States of America enacted in substitution or replacement therefor.

     "Closing Date" means the date set forth in the first paragraph of this Agreement or such other date as may be agreed upon by the parties hereto.

     "Collateral" means and includes:

               (A)  all Inventory;

               (B)  all Equipment;

               (C)  all General Intangibles;


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               (D)  all Receivables;

               (E) all books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by Borrower or in which it has an interest) which at any time evidence or contain information relating to (A), (B), (C) and (D) above or are otherwise necessary or helpful in the collection thereof or realization thereupon;

               (F) documents of title, policies and certificates of insurance, securities, chattel paper, other documents or instruments evidencing or pertaining to (A), (B), (C), (D) and (E) above;

               (G) all guaranties, liens on real or personal property, leases, and other agreements and property which in any way secure or relate to (A), (B),
(C), (D), (E) and (F) above, or are acquired for the purpose of securing and enforcing any item thereof;

               (H) (i) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Lender for the account of Borrower (whether for safekeeping, custody, pledge, transmission or otherwise), (ii) all present or future deposit accounts (whether time or demand or interest or non-interest bearing) of Borrower with Lender or any other Person including those to which any such cash may at any time and from time to time be credited, (iii) all investments and reinvestments (however evidenced) of amounts from time to time credited to such accounts, and (iv) all interest, dividends, distributions and other proceeds payable on or with respect to (x) such investments and reinvestments and (y) such accounts; and

               (I)  all products and proceeds of (A), (B), (C), (D), (E), (F),
(G) and (H) above (including, but not limited to, all claims to items referred to in (A), (B), (C), (D), (E), (F), (G) and (H) above) and all claims of Borrower against third parties (x) for (i) loss of, damage to, or destruction of, and (ii) payments due or to become due under leases, rentals and hires of, any or all of (A), (B), (C), (D), (E), (F), (G) and (H) above and (y) proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form.

     "Contract Rate" means an interest rate per annum equal to (i) Alternate Base Rate plus (ii) one percent (1%) provided, however, the Contract Rate shall not at any time be less than 6%.

     "CRAF Program" the Civil Reserve Air Fleet Program currently administered by the United States Air Force Mobility Command pursuant to Executive Order No. 11490, as amended, or any substantially similar program.

     "Current Assets" at a particular date, means all cash, cash equivalents,


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accounts and inventory of Borrower and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower as at such date plus any inventory classified as long-term inventory in accordance with GAAP; provided, however, that such amounts shall not include (a) any amounts for any indebtedness owing by an Affiliate of Borrower, unless such indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of Borrower, (c) the cash surrender value of any life insurance policy and (d) any assets which would be classified as intangible assets under GAAP.

     "Current Liabilities" at a particular date, means all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower as at such date, but in any event including, without limitation, the amounts of (a) all indebtedness payable on demand, or, at the option of the Person to whom such indebtedness is owed, not more than twelve
(12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the Person to whom such indebtedness is owed, not more than twelve
(12) months after such date, the validity of which is contested at such date and
(d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

     "Credit Risk" means the risk of loss resulting solely and exclusively from a Customer's financial inability to pay at maturity with respect to any Receivable purchased hereunder.

     "Customer" means and includes the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

     "Default Rate" means a rate equal to two percent (2%) per annum in excess of the Contract Rate or the Overadvance Rate, as the case may be.

     "Dispute" means any cause asserted for nonpayment of Receivables, including, without limitation, any alleged defense, counterclaim, offset, dispute or other claim (real or merely asserted) whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence.

     "EBITDA" means net income before the calculation of taxes, interest expenses depreciation and amortization.

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     "Eligible Inventory" means Aircraft Inventory which Lender, in its sole and absolute discretion, determines: (a) is subject to the fully perfected (under all applicable laws) security interest of Lender and is subject to no other liens or encumbrances whatsoever (other than Permitted Liens); (b) is in good condition and meets all standards imposed by any governmental agency, or department or division thereof having regulatory authority over such Inventory, its use or sale including but not limited to the Federal Fair Labor Standards
Act of 1938 as amended, and all rules, regulations and orders thereunder; (c) is currently either usable or salable in the normal course of Borrower's business; and (d) if purchased from Qantas Airlines prior to the date hereof and located in Australia is specifically reviewed and separately approved in writing by Lender to be Eligible Inventory; (e) that any such Inventory as Lender shall determine should be the subject of an Appraisal (it being understood that all Aircraft Inventory (whether an individual item or an aggregate of items acquired in one purchase) purchased by Borrower for Five Hundred Thousand ($500,000) dollars or more must be subject to an Appraisal) is a subject of an Appraisal which is satisfactory to Lender; and (f) is not determined by Lender, in its sole discretion, to be ineligible for any other reason.

     "Eligible Receivables" means and includes each Receivable (including without limitation all loan, sale and exchange transactions pursuant to Exchange Agreements) which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by the Customer and there shall not have been asserted any offset, defense, counterclaim, or Dispute; (d) continues to be in full conformity with the representations and warranties made by Borrower to Lender with respect thereto; (e) Lender is, and continues to be, satisfied with the credit standing of the Customer in relation to the amount of credit extended; (f) is documented by an invoice in a form approved by Lender and shall not be unpaid more than sixty (60) days from due date nor more than one hundred fifty (150) days from invoice date; (g) less than fifty (50%) percent of the unpaid amount of invoices due from such Customer remain unpaid more than sixty (60) days from due date; (h) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Receivable unless such instrument is duly endorsed to and in possession of Lender or represents a check in payment of a Receivable; (i) if the Customer's primary place of business is located outside of the United States or Canada, (A) the Customer shall either be listed or subsequently added by Lender in writing on Schedule B attached hereto (it being understood that Lender may remove any such customer from such Schedule B at any time, if Lender in its discretion believes such customer to no longer be credit worthy) or if not so listed (a "Nonlisted Customer") such Nonlisted Customer is during the first ninety (90) days of this Agreement subject to a credit insurance policy in favor of Borrower in form and substance satisfactory to Lender and thereafter such Nonlisted Customer is the subject of a credit approval under an export factoring agreement with Lender, or (B) the goods which gave rise to such Receivable were shipped after receipt by Borrower from or on behalf of the Customer of an irrevocable letter of credit, assigned and

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delivered to Lender and confirmed by a financial institution acceptable to
Lender and is in form and substance acceptable to Lender, payable in the full amount of the Receivable in United States dollars at a place of payment located within the United States; (j) such Receivable is not subject to any lien, other than Permitted liens; (k) does not arise out of transactions with any employee, officer, agent, director, stockholder or Affiliate of Borrower; (l) is payable to Borrower; (m) does not arise out of a bill and hold sale prior to shipment and, if the Receivable arises out of a sale to any Person to which Borrower is indebted, the amount of such indebtedness, and any anticipated indebtedness, is deducted in determining the face amount of such Receivable; (n) is net of any returns, discounts, claims, credits and allowances; (o) if the Receivable arises out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them, Borrower has so notified Lender, in writing, prior to the creation of such Receivable, and, if Lender so requests, there has been compliance with any governmental notice or approval requirements, including without limitation, compliance with the Federal Assignment of Claims Act; (p) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by Borrower, or work, labor and/or services rendered by Borrower; and (q) is otherwise satisfactory to Lender as determined in good faith by Lender in the reasonable exercise of its discretion.

     "Equipment" means and includes all of Borrower's now owned or hereafter acquired equipment, machinery and goods (excluding Inventory), whether or not constituting fixtures, including, without limitation: plant and office equipment, tools, dies, parts, data processing equipment, furniture and trade fixtures, trucks, trailers, loaders, other vehicles and all replacements and substitutions therefore and all accessions thereto.

     "Event of Default" means the occurrence of any of the events set forth in paragraph 18.

     "Event of Loss" shall be with respect to the Aircraft, Airframes, Aircraft Engines and Aircraft Parts, any of the following events: (i) the loss of such property or the use thereof due to the destruction of or damage to such property that renders repair uneconomic or that renders such property permanently unfit for normal use by the Borrower or any lessee of such property for any reason whatsoever; (ii) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss; (iii) the theft or disappearance of such property that results in loss of use or possession of such property by the Borrower or any lessee of such property; (iv) the confiscation, condemnation, or seizure of, or requisition of title to such property by any governmental or purported governmental authority of the United States or any agency or instrumentality of any thereof (other than a requisition for use by any such authority, such as the CRAF Program), that in the case of any event referred to in this clause (iv) shall have


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resulted in the loss of possession or use of such property by the Borrower; (v)
the confiscation, condemnation, or seizure of or requisition of title to such property by any foreign governmental authority or purported governmental authority or any agency or instrumentality of any thereof (other than a requisition of use by any such authority described in clause (vii) below) that in the case of any event referred to in this clause (v) shall have resulted in the loss of possession or use of such property by the Borrower; (vi) as a result of any law, rule, regulation, order or other action by the FAA or other governmental body of the government of registry of the Aircraft having jurisdiction, the use of such property in the normal course of the business of air transportation shall have been prohibited; (vii) the requisition for use (which does not involve or threaten to involve the confiscation, condemnation, seizure or requisition of title to such property) by any foreign governmental authority or any agency or instrumentality thereof. An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe.

     "Exchange Agreement" means the collective reference to each Exchange Agreement between the Borrower and a Customer of the Borrower pursuant to which such Customer exchanges an Aircraft Part for credit against sale of an Aircraft Part to such Customer by the Borrower.

     "FAA" means the U.S. Federal Aviation Administration.

     "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by The Bank of New York from three Federal funds brokers of recognized standing selected by The Bank of New York.

     "Formula Amount" shall have the meaning set forth in paragraph 2(d).

     "GAAP" means generally accepted accounting principles, practices and procedures in effect from time to time.

     "General Intangibles" means and includes all of Borrower's now owned or hereafter acquired general intangibles as said term is defined in the Uniform Commercial Code in effect in the State of New York including, without limitation, trademarks, tradenames, tradestyles, trade secrets, equipment formulation, manufacturing procedures, quality control procedures, product specifications, patents, patent applications, copyrights, registrations, contract rights, choses in action, causes of action, corporate or other business records, inventions, designs, goodwill, claims under guarantees, licenses, franchises, tax refunds, tax refund claims, computer programs, computer data bases, computer program flow diagrams,


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source codes, object codes and all other intangible property of every kind and nature.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Substance" means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated byphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

     "Incipient Event of Default" means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

     "Inventory" means and includes all of Borrower's now owned or hereafter acquired goods (including without limitation Aircraft Inventory), merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

     "Inventory Advance Rate" shall have the meaning set forth in the definition of Inventory Availability.

     "Inventory Availability" means the amount of Revolving Credit Advances against Eligible Inventory Lender may from time to time during the Term make available to Borrower up to the lesser of (a) Ten Million Dollars ($10,000,000) less the aggregate outstanding face amount of any letters of credit caused to be issued by Lender for Borrower or (b) the lesser of (i) eighty percent (80%), net of book reserve, of the cost of Borrower's Eligible Inventory or (ii) fifty percent (50%) of the Orderly Liquidation Value of Borrower's Eligible Inventory calculated on a first in first out basis ("Inventory Advance Rate").

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable law of any


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jurisdiction in respect of any of the foregoing.

     "Loans" means the Revolving Credit Advances and all other extensions of credit hereunder.

     "Manuals and Technical Records" all such manuals, technical data, log books and other records pertaining to the Aircraft to be maintained by the Borrower or as shall be required to comply with the requirements of the FAA or any Regulatory Authority from time to time applicable and in force.

     "Matured Funds Rate" means the rate of interest, announced by Lender from time to time, as the rate applicable to matured funds, such rate to be adjusted automatically on the effective date of any change in such rate as announced by Lender.

     "Maximum Loan Amount" means Fifteen Million Dollars ($15,000,000).

     "Maximum Revolving Amount" means Fifteen Million Dollars ($15,000,000).

     "Net Face Amount" of Receivables means the gross face invoice amount thereof, less returns, discounts (the calculation of which shall be determined by Lender where optional terms are given), anticipation or any other unilateral deductions taken by Customers, and credits and allowances to Customers of any nature.

     "Obligations" means and includes all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender (or any corporation that directly or indirectly controls or is controlled by or is under common control with Lender) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including, without limitation, any debt, liability or obligation owing from Borrower to others which Lender may have obtained by assignment or otherwise and further including, without limitation, all interest, charges or any other payments Borrower is required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys' fees chargeable to Borrower's account or incurred by Lender in connection with Borrower's account whether provided for herein or in any Ancillary Agreement.

     "Orderly Liquidation Value" means as to Inventory the price which in Lender's opinion or as determined by the Appraiser would be the likely sales price of Borrower's Inventory in an orderly liquidation over a one (1) year period.


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     "Overadvance Rate" means a rate equal to one half of one (1/2%) percent per annum in excess of the Contract Rate.

     "Partial Contract Term" shall have the meaning set forth in Section
5(e)(ii).

     "Partial Last Year" shall have the meaning set forth in Section 5(e)(ii).

     "Permitted Liens" means (i) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (ii) liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (a) not overdue or (b) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP, (iii) liens in favor of Lender, (iv) liens for taxes (a) not yet due or (b) being diligently contested in good faith, provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP and (v) liens specified on Schedule 1(A) hereto.

     "Person" means an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

     "Prime Rate" means the prime commercial lending rate of The Bank of New York as publicly announced in New York, New York to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged to any particular class or category of customers.

     "Receivables" means and includes all of Borrower's now owned or hereafter acquired accounts and contract rights, instruments, insurance proceeds, documents, chattel paper, letters of credit and Borrower's rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to Borrower, all proceeds thereof and all files in which Borrower has any interest whatsoever containing information identifying or pertaining to any of Borrower's Receivables, together with all of Borrower's rights to any merchandise which is represented thereby, and all Borrower's right, title, security and guaranties with respect to each Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.

     "Receivables Advance Rate" shall have the meaning set forth in the definition of Receivables Availability.


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     "Receivables Availability" means the amount of Revolving Credit Advances against Eligible Receivables. Lender may from time to time during the term of this Agreement make available to Borrower up to eighty (80%) percent ("Receivables Advance Rate") of the Net Face Amount of Borrower's Eligible Receivables.

     "Reports" shall have the meaning set forth in Section 14.

     "Requirement of Law" means as to any Person, the partnership agreement, certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Retained Goods" shall have the meaning set forth in Section 8(h).

     "Revolving Credit Advances" shall have the meaning set forth in paragraph 2(d).

     "Settlement Date" means two (2) Business Days after the day on which the applicable Receivable is actually collected by Lender.

     "Subsidiary" of any Person means a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

     "Tangible Net Worth" at a particular date means (a) the aggregate amount of all assets of Borrower as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP plus any Indebtedness which is subordinated to Lender on terms which are in form and substance satisfactory to Lender, less (b) the aggregate amount of all liabilities of the Borrower and less Receivables due from Affiliates.

     "Term" means the Closing Date through the day preceding the third anniversary of the Closing Date in the year 2000 subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder.

     "Total Liabilities" at a particular date means all Indebtedness of Borrower as at such date.

     "Working Capital" at a particular date means the excess, if any, of Current Assets over Current Liabilities, including without duplication the aggregate amount at any time outstanding of Revolving Credit Advances at such date.

          (B) Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

          (C) Other Terms. All other terms used in this Agreement and defined in the Uniform Commercial Code as adopted in the State of New York, shall have the meaning given therein unless otherwise defined herein.

     2.   Loans.

          (a)  Lender shall not assume the Credit Risk on any Receivables.

          (b) Collected Receivables will be credited to Borrower's account for purposes of interest computation on the Settlement Date. Lender may deduct from the amount payable to Borrower on any Settlement Date reserves for all Obligations then chargeable to Borrower's account and Obligations which in Lender's sole judgment may be chargeable to Borrower's account thereafter.

          (c) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Lender shall make revolving credit advances (the "Revolving Credit Advances") to Borrower from time to time during the Term which, in the aggregate at any time outstanding, will not exceed the lesser of
(x) the Maximum Revolving Amount or (y) an amount equal to the sum of:

               (i)  Receivables Availability, plus

              (ii)  Inventory Availability, minus

             (iii) such reserves as Lender may reasonably deem proper and necessary from time to time.

     The sum of 2(d)(i), plus (ii) minus (iii) shall be referred to as the "Formula Amount".

          (e) Notwithstanding the limitations set forth above, Lender retains the right to lend Borrower from time to time such amounts in excess of such limitations as Lender may determine in its sole discretion.

          (f) If Borrower does not pay any interest, fees, costs, or charges to Lender when due, Borrower shall thereby be deemed to have requested, and Lender is hereby authorized at its discretion to make and charge to Borrower's account, a Revolving Credit Advance to Borrower as of such date in an amount equal to such unpaid interest, fees, costs, or charges.

          (g) Any sums expended by Lender due to Borrower's failure to perform or comply with its obligations under this Agreement, including but not limited to the payment of taxes, insurance premiums or leasehold obligations, shall be charged to Borrower's account as a Revolving Credit Advance and added to the Obligations.

          (h) Lender will account to Borrower monthly with a statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each account was rendered specifying the item or items to which objection is made.

          (i) During the Term, Borrower may borrow, prepay and reborrow Revolving Credit Advances, all in accordance with the terms and conditions hereof.

          (j) The aggregate balance of Loans outstanding at any time shall not exceed the Maximum Loan Amount. The aggregate balance of Revolving Credit Advances outstanding at any time shall not exceed the Formula Amount.

     3.   Repayment of Loans.

          Borrower shall be required to (i) make a mandatory prepayment hereunder at any time that the aggregate outstanding principal balance of the Loans made by Lender to Borrower hereunder is in excess of the Maximum Loan Amount or the Formula Amount in an amount equal to such excess, and (ii) repay on the expiration of the Term (x) the then aggregate outstanding principal balance of Revolving Credit Advances made by Lender to Borrower hereunder together with accrued and unpaid interest, fees and charges and (y) all other amounts owed Lender under this Agreement and the Ancillary Agreements.

     4. Procedure for Revolving Credit Advances. The Borrower may by written notice request a borrowing of Revolving Credit Advances prior to 1:00 P.M. New York time on the Business Day of its request to incur, on that day, a Revolving
Credit Advance.   All Revolving Credit Advances shall be disbursed from
whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrower to Lender, shall be charged to the Borrower's account on Lender's books. The proceeds of each Revolving Credit Advance made by the Lender shall be made available to the Borrower on the day so requested by way of credit to the Borrower's operating account maintained with such bank as Borrower designated to Lender. Any and all Obligations due and owing hereunder may be charged to Borrower's account and shall constitute Revolving Credit Advances.

     5.   Interest; Fees.

          (a)  Interest.

               (i) Except as modified by paragraph 5(a)(iii) below, interest on Loans shall be payable in arrears on the last day of each month. Interest payments hereunder may, at Lender's option be charged by Lender to Borrower's account. Interest charges shall be computed on the unpaid balance of the Revolving Credit Advances for each day they are outstanding at a rate per annum equal to the Contract Rate. In the event the aggregate amount of Revolving Credit Advances exceeds the Formula Amount for five (5) or more days in any month during the Term, the average daily balance of Revolving Credit Advances in that month shall bear interest at the Overadvance Rate.

               (ii) Interest shall be computed on the basis of actual days elapsed over a three hundred sixty (360)day year.

               (iii) Upon the occurrence and during the continuance of an Event of Default, interest shall be payable at the Default Rate.

               (iv) Notwithstanding the foregoing, in no event shall interest exceed the maximum rate permitted under any applicable law or regulation, and if any provision of this Agreement or an Ancillary Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to provide for interest at said maximum rate and any excess amount shall either be applied, at Lender's option, to the outstanding Loans in such order as Lender shall determine or refunded by Lender to Borrower.

               (v) Borrower shall pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including, but not limited to, any deduction for any set-off or counterclaim.

          (b)  Fees.

               (i) Closing Fee. Upon execution of this Agreement by Borrower and Lender, Borrower shall pay to Lender a closing fee in an amount equal to One Hundred Thousand Dollars ($100,000) Fifty Thousand Dollars ($50,000) of which having been paid under the terms and conditions set forth in the commitment letter, dated June 2, 1997, between Lender and Borrower issued in connection with this transaction).

               (ii) Unused Line Fee. In the event the average closing daily unpaid balances of all Revolving Credit Advances and the face amount of outstanding letters of credit hereunder during any calendar month is less than the Maximum Revolving Amount, Borrower shall pay to Lender a fee at a rate per annum equal to one quarter of one percent (1/4%) on the amount by which the Maximum Revolving Amount exceeds such average daily unpaid balance. Such fee shall be calculated on the basis of a year of 360 days and actual days elapsed, and shall be charged to Borrower's account on the first day of each month with respect to the prior month.

               (iii) Collateral Monitoring Fee. Borrower shall pay to Lender during each month or part thereof during the Term, and during any renewal term, a monthly fee of Four Thousand Dollars ($4,000), in addition upon Lender's performance of any collateral monitoring namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Lender and which monitoring is undertaken by Lender or for Lender's benefit, a per diem amount equal to Lender's then standard rate per person, for each person employed to perform such monitoring together with all costs, disbursements and expenses incurred by the Lender and the person performing such collateral monitoring shall be charged to Borrower's account.

          (c) Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by Lender (for purposes of this Section 5(c), the term "Lender" shall include Lender and any corporation or bank controlling Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

               (i) subject Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any Ancillary Agreements (except for changes in the rate of tax on the overall net income of Lender by the jurisdiction in which it maintains its principal office);

               (ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

               (iii) impose on Lender any other condition with respect to this Agreement or any Ancillary Agreements;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining its Loans hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Lender deems to be material, then, in any case Borrower shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

          (d)  Capital Adequacy.

               (i) In the event that Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section 5(d), the term "Lender" shall include Lender and any corporation or bank controlling Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then, from time to time, Lender shall provide Borrower with the method of calculation of the reduced rate of return along with the rates of return both before and after any such reduction and Borrower shall pay upon demand to Lender such additional amount or amounts as will compensate Lender for such reduction. In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods. The protection of this Section shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

               (ii) A certificate of Lender setting forth such amount or amounts as shall be necessary to compensate Lender with respect to Section 5(d) hereof when delivered to Borrower shall be conclusive absent manifest error.

          (e) Matured Funds. On the last day of each month during the Term, Lender shall credit Borrower's account with interest at the Matured Funds Rate in effect during such month on the average daily balance during such month of any amounts payable by Lender to Borrower hereunder which are not drawn by Borrower on the Settlement Date.

     6.   Security Interest.

          (a) To secure the prompt payment to Lender of the Obligations, Borrower hereby assigns, pledges and grants to Lender a continuing security interest in and to the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located (whether or not the same is subject to Article 9 of the Uniform Commercial Code). All of the Borrower's ledger sheets, files, records, books of account, business papers and documents relating to the Collateral shall, until delivered to or removed by Lender, be kept by Borrower in trust for Lender until all Obligations have been paid in full. Each confirmatory assignment schedule or other form of assignment hereafter executed by Borrower shall be deemed to include the foregoing grant, whether or not the same appears therein.

          (b) Lender may file one or more financing statements disclosing Lender's security interest in the Collateral without Borrower's signature appearing thereon or Lender may sign on Borrower's behalf as provided in paragraph 13 hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. If any Receivable becomes evidenced by a promissory note or any other instrument for the payment of money, Borrower will immediately deliver such instrument to Lender appropriately endorsed.

     7. Representations Concerning the Collateral. Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Revolving Credit Advance and made as of the time of each and every Revolving Credit Advance hereunder):

          (a) all the Collateral (i) is owned by Borrower free and clear of all claims, liens, security interests and encumbrances (including without limitation any claims of infringement) except (A) those in Lender's favor and (B) Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a security interest or requiring notice of or consent to the granting of a security interest;

          (b) all Receivables (i) represent complete bona fide transactions which require no further act under any circumstances on Borrower's part to make such Receivables payable by Customers, (ii) to the best of Borrower's knowledge, are not subject to any present, future or contingent Disputes and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of Borrower.

     8. Covenants Concerning the Collateral. During the Term, Borrower covenants that it shall:

          (a) not dispose of any of the Collateral whether by sale, lease or otherwise except for (i) the sale of Inventory in the ordinary course of business, and (ii) the disposition or transfer of obsolete and wornout Equipment in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than One Hundred Thousand Dollars ($100,000)and only to the extent that (x) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Lender's first priority security interest or (y) the proceeds of which are remitted to Lender in reduction of the Obligations;

          (b) not encumber, mortgage, pledge, assign or grant any security interest in any Collateral or any of Borrower's other assets to anyone other than Lender except as set forth on Schedule 1(A) attached hereto and made a part hereof;

          (c) place notations upon Borrower's books of account and any financial statement prepared by Borrower to disclose Lender's security interest in the Collateral;

          (d) defend the Collateral against the claims and demands of all parties and the Borrower shall defend and protect its title to, its possession of and the Lender's lien in the Collateral against all claims, Liens, demands, penalties and rights asserted by any Person or Persons other than Permitted Liens. Without derogating the obligation of the Borrower under Section 8(o) below in the event that the Borrower acquires any interest in any property that is not subject to a perfected Lien in favor of the Lender prior to but no later than simultaneously with any each requisition the Borrower shall take such action (including, without limitation, the preparation and filing of financing statements and aircraft chattel mortgage in form and substance satisfactory to the Lender) as the Lender shall request in order to create and/or perfect a first priority Lien in favor of the Lender on such property.

          (e) keep and maintain the Equipment and all property in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved. Borrower shall not permit any such items to become a fixture to real estate or accessions to other personal property:

               (A) Without in any way limiting the generality of the foregoing, the Borrower agrees to keep and maintain, or cause to be kept and maintained, the Aircraft, the Airframes, the Aircraft Engines and the Aircraft Parts in good operating condition, except for ordinary wear and tear, and to make or cause to be made all necessary repairs and replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved in accordance with industry standards and any and all applicable Requirements of Law and, in the case of each Aircraft not registered with the FAA, so as to maintain such Aircraft as readily certifiable as airworthy under Part 121 or
Part 125 of the U.S. Federal Aviation Regulations, and any successor, substitute or equivalent regulations applicable to the operation of commercial aircraft (regardless of the jurisdiction of its registration). Without in any way limiting the foregoing, all Aircraft held by the Borrower for lease or sale shall, while not in passenger or cargo operation, be stored and maintained in accordance with all manufacturers approved storage procedures for long-term or short-term storage, as the case may be.

               (B) Maintain or cause to be maintained in the English language, or provide or cause to be provided promptly upon the request of the Lender English translations of, all records, logs and other materials required to be maintained in respect of the Aircraft under each applicable Requirement of Law.

          (f) not extend the payment terms of any Receivable without prompt notice thereof to Lender;

          (g) perform all other steps requested by Lender to create and maintain in Lender's favor a valid perfected first security interest in all Collateral; and

          (h) Borrower shall promptly (if requested by Lender to do so) provide Lender with duplicate originals of all credits which Borrower issues to its Customers and immediately notify Lender of any merchandise returns or Disputes. Borrower shall settle all Disputes at no cost or expense to Lender. Should Lender so elect, upon the occurrence of any Event of Default, Lender may at any time in its discretion (i) withdraw Borrower's authority to issue credits to its Customers without Lender's prior written consent; (ii) litigate Disputes or settle them directly with Customers on terms acceptable to Lender; or (iii) direct Borrower to set aside and identify as Lender's property any returned or repossessed merchandise or other goods which by sale resulted in Receivables theretofore assigned to Lender ("Retained Goods"). All Retained Goods (and the proceeds thereof) shall be (A) held by Borrower in trust for Lender as Lender's property, (B) subject to Lender's security interest hereunder and (C) disposed of only in accordance with Lender's express written instructions.

          (i) Each Aircraft shall at all times during which it is registered with any Governmental Authority under any Requirement of Law, including without limitation registration with the FAA under the Federal Aviation Act have an appropriate, currently effective airworthiness certificate issued by the Governmental Authority of the jurisdiction of its registration and shall be in compliance with all Airworthiness Directives applicable to the Aircraft. All Airworthiness Directives shall be accomplished in accordance with all applicable bulletins and manuals published by the manufacturer of the Airframe or Aircraft Engines or Aircraft Parts or FAA-approved or other applicable Governmental Authority-approved data.

          (j) (A) Upon the occurrence of an Event of Loss with respect to an Aircraft or the Airframe and the Aircraft Engines then installed thereon, the Borrower shall promptly give the Lender written notice of such Event of Loss and prepay the Loans pursuant to and as required by this Agreement.

               (B) Upon the occurrence of an Event of Loss with respect to an Aircraft Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe on which it is installed, the Borrower shall forthwith (and in any event, within thirty (30) days after such occurrence) give the Lender written notice thereof and shall promptly replace the Aircraft Engine with another engine of the same make, manufacturer and model as the Aircraft Engine (or replace any Aircraft Engines on the related Aircraft so that all such Aircraft Engines are of the same manufacturer, make and model and are equivalent to or an improved model of the Aircraft Engine being replaced and otherwise suitable for installation and use on the Airframe) free and clear of all Liens (other than Permitted Liens and having a value and utility equal to or greater than, and being in as good operating condition as, the Aircraft Engine with respect to which such Event of Loss occurred (assuming that such Aircraft Engine had been maintained in accordance with this Agreement). Prior to or at the time of any such conveyance, the Borrower, at its own expense, will (a) cause amendments to the related Aircraft Chattel Mortgage to be duly executed by the Borrower and, in the case of such Aircraft Chattel Mortgage, to be filed for recording pursuant to the Federal Aviation Act, or the applicable laws, rules and regulations or any other jurisdiction in which the Airframe may then be registered, (b) furnish the Lender with such evidence of compliance with the insurance provisions of Sections 12(t) and 12(u) hereof with respect to such replacement Aircraft Engine as the Lender may reasonably request, and (c) provide the Lender an opinion of counsel reasonably satisfactory to the Lender concerning the absence of Liens (other than Permitted Liens with respect to such replacement engine. For all purposes hereof, each such replacement engine shall, after such conveyance, be deemed part of the property leased hereunder, and shall be deemed an Aircraft Engine.

          (k) Maintain, use, service, repair, overhaul and operate the Aircraft, and cause all lessees to maintain, use, service, repair, overhaul and operate the Aircraft, in accordance with all applicable Requirements of Laws, and in accordance with all airworthiness certificates, licenses and registrations relating to the Aircraft issued by a Governmental Authority, except to the extent the Borrower (or, if a Lease is then in effect, any lessee) is contesting in good faith the validity or application of any such Requirement of Law in any reasonable manner which does not materially adversely affect the Lender (including, without limitation, risk subjecting the Lender to any criminal liability) or materially adversely affect the use or diminish the value of the Aircraft.

          (l) In the event of the requisition for use of any Aircraft or Airframe by the United States Government or any other Governmental Authority in the jurisdiction of registration thereof not constituting an Event of Loss, the Borrower shall notify the Lender of such requisition and shall assign all rights to receive payments for such requisition (including without limitation insurance, indemnity or reimbursement rights to the extent provided by the United States Government or such other Governmental Authority) to the Lender and all of the Borrower's obligations under this Agreement with respect to the Aircraft (including insurance obligations) shall continue to the same extent as if such requisition had not occurred.

          (m) In the event of the requisition for use of an Aircraft Engine (but not the Airframe to which it is affixed or relates) by the United States Government or any other government of registry of the Aircraft or any agency or instrumentality of any thereof (other than in the circumstances contemplated by Section 8(l) the Borrower shall replace such Aircraft Engine hereunder by complying (or causing any lessee to comply) with the terms of Section 8(j) to the same extent as if an Event of Loss had occurred with respect thereto, and, upon compliance with Section 8(j) hereof, any payments received by the Lender or the Borrower from such government entity with respect to such requisition shall be paid over to, or retained by,the Borrower.

     9.   Collection and Maintenance of Collateral and Records.

          Lender may, at all times during normal business hours verify Borrower's Receivables utilizing an audit control company or any other agent of Lender. Lender or Lender's designee may notify Customers, at any time at Lender's sole discretion, of Lender's security interest in Receivables, collect them directly and charge the collection costs and expenses to Borrower's account, but, unless and until Lender does so or gives Borrower other instructions, Borrower shall instruct all of its Customers to make payments on account of Receivables to an account under Lender's dominion and control at such bank as Lender may designate, as provided by the terms of Section 23. To the extent Borrower receives any payments on account of Receivables, it shall hold such payments for Lender's benefit in trust as Lender's trustee and immediately deliver them to Lender in their original form with all necessary endorsements or, as directed by Lender, deposit such payments as directed by Lender pursuant to Section 22 hereof. Lender will credit (conditional upon final collection) all such payments to Borrower's account on the Settlement Date. Promptly after the creation of any Receivables, Borrower shall provide Lender with schedules describing all Receivables created or acquired by Borrower and shall execute and deliver confirmatory written assignments of such Receivables to Lender, but Borrower's failure to execute and deliver such schedules or written confirmatory assignments of such Receivables shall not affect or limit Lender's security interest or other rights in and to the Receivables. Borrower shall furnish, at Lender's request, copies of contracts, invoices or the equivalent, and any original shipping and delivery receipts for all merchandise sold or services rendered and such other documents and information as Lender may require. All of Borrower's invoices shall bear the terms stated on the applicable customer order, and no change from the original terms of such customer order shall be made without the prior written consent of Lender. Borrower shall provide Lender on a monthly (within ten (10) days after the end of each month), or more frequent basis, as requested by Lender, a summary report of Borrower's current Inventory, certified as true and accurate by Borrower's President or Chief Financial Officer, as well as an aged trial balance of Borrower's existing accounts payable and existing Accounts Receivable. Borrower shall provide Lender, as requested by Lender, such other schedules, documents and/or information regarding the Collateral as Lender may require. Without limiting the foregoing, Borrower shall provide to Lender a borrowing base certificate at least once daily ("Borrowing Base Certificate"), which must be in form and substance acceptable to Lender and which Borrowing Base Certificate shall certify to Lender, and shall contain sufficient information and calculations as Lender may deem necessary or desirable, in order to verify any Receivables Availability, Inventory Availability, the applicable Formula Amount and whether or not Receivables and/or Inventory included therein are Eligible Receivables and/or Eligible Inventory. Without limiting the foregoing, a Borrowing Base Certificate must be executed and delivered by Borrower to Lender at the time of or prior to each request for Revolving Credit Advances pursuant to Section 4. Each such Borrowing

Base Certificate shall be delivered to Lender at its office described in Section 25 below, on each relevant Business day.

     10. Inspections. (a) At all times during normal business hours, Lender shall have the right to (a) visit and inspect Borrower's properties and the Collateral, (b) inspect, audit and make extracts from Borrower's relevant books and records, including, but not limited to, management letters prepared by independent accountants, and (c) discuss with Borrower's principal officers, and independent accountants, Borrower's business, assets, liabilities, financial condition, results of operations and business prospects. Borrower will deliver to Lender any instrument necessary for Lender to obtain records from any service bureau maintaining records for Borrower.

               (b) Lender shall cause, at the Borrower's sole cost and expense, desktop reappraisals of all of Borrower's Aircraft Inventory every six (6) months and a full and complete physical Appraisal of all Aircraft Inventory to be conducted annually; provided, however, that upon the occurrence of an Event of Loss with respect to any Aircraft Inventory or at any other time Lender shall deem itself insecure or unsafe or shall fear diminution in value of the Aircraft Inventory, Lender may cause, at the Borrower's sole cost and expense, additional Appraisals and inspections to be conducted with respect to the Aircraft Inventory and Borrower shall use its best efforts to facilitate such Appraisals or inspections.

     11. Financial Information. Borrower shall provide Lender (a) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, Borrower's balance sheet as at the end of such fiscal year and the related statements of income, retained earnings and statement of cash flow for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, which shall have been reported on by independent certified public accountants who shall be satisfactory to Lender and shall be accompanied by an unqualified audit report issued by such independent certified public accountants; (b) as soon as available but in any event within 45 days, drafts of Borrower's balance sheet as at the end of each of Borrower's fiscal years and the related statements of income, retained earnings and statement of cash flow for such fiscal year, which have been internally prepared by Borrower; (c) as soon as available, but in any event within thirty (30) days after the close of each month and quarter, the balance sheet as at the end of such month and quarter and the related statements of income, retained earnings and changes in statement of cash flow for such month and quarter, which have been internally prepared by Borrower. All financial statements required under (a), (b) and (c) above shall be prepared in accordance with GAAP, subject to year end adjustments in the case of monthly and quarterly statements. Together with the financial statements furnished pursuant to (a) above, Borrower shall deliver a certificate of Borrower's certified public accountants addressed to Lender stating that (i) they have caused this Agreement and the Ancillary Agreements to be reviewed and (ii) in making the examination necessary for the issuance of such financial statements, nothing has come to their attention to lead them to believe that any

Event of Default or Incipient Event of Default exists and, in particular, they have no knowledge of any Event of Default or Incipient Event of Default or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred and whether it is continuing. At the times the financial statements are furnished pursuant to (a), (b) and (c) above, a certificate of Borrower's President or Chief Financial Officer shall be delivered to Lender stating that, based on an examination sufficient to enable him to make an informed statement, no Event of Default or Incipient Event of Default exists, or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event. If any internally prepared financial information, including that required under this paragraph, is unsatisfactory in any manner to Lender, Lender may request that Borrower's independent certified public accountants review same.

          In addition to the foregoing financial statements, Borrower shall furnish Lender no less than thirty (30) days prior to the beginning of each fiscal year commencing with fiscal year 1998, a month by month projected operating budget and cash flow for such fiscal year (including an income statement and balance for each month), such projections to be accompanied by a certificate signed by Borrower's President or Chief Financial Officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

     12. Additional Representations, Warranties and Covenants. Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of a request for a Revolving Credit Advance and made as of the time of each Revolving Credit Advance made hereunder), and covenants that:

          (a) Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and duly qualified and in good standing in every other state or jurisdiction in which the nature of Borrower's business requires such qualification;

          (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of Borrower's certificate of incorporation, by-laws or of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound and (iii) are within Borrower's corporate powers;

          (c) this Agreement and the Ancillary Agreements executed and delivered by Borrower are Borrower's legal, valid and binding obligations, enforceable in accordance with their terms;

          (d) it keeps and will continue to keep all of its books and records concerning the Collateral at Borrower's executive offices located at the address set forth in the introductory paragraph of this Agreement and will not move such books and records without giving Lender at least thirty (30) days prior written notice;

          (e) (i) the operation of Borrower's business is and will continue to be in compliance in all material respects with all applicable federal, state and local laws, including but not limited to all applicable environmental laws and regulations.

              (ii) Borrower will establish and maintain a system to assure and monitor continued compliance with all applicable environmental laws, which system shall include periodic reviews of such compliance.

             (iii) in the event the Borrower obtains, gives or receives notice of any release or threat of release of a reportable quantity of any Hazardous Substances on its property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions on its property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of any environmental laws affecting its property or Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person or entity, including any state agency responsible in whole or in part for environmental matters in the state in which such property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), then the Borrower shall, within five (5) Business Days, give written notice of same to the Lender detailing facts and circumstances of which the Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint and periodically inform Lender of the status of the matter. Such information is to be provided to allow the Lender to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon the Lender with respect thereto.

              (iv) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral to any lien, charge, claim or encumbrance. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any environmental laws, the Lender may, but without the obligation to do so, for the sole purpose of protecting the Lender's interest in Collateral: (A) give such notices or (B) enter onto Borrower's property (or authorize third parties to enter onto such property) and take such actions as the Lender (or such third parties as directed by the Lender) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by the Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Revolving Credit Advances shall be paid upon demand by the Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Lender and Borrower.

              (v) Borrower shall defend and indemnify the Lender and hold the Lender harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by the Lender under or on account of any environmental laws, including, without limitation, the assertion of any lien thereunder, with respect to any Hazardous Discharge, the presence of any hazardous substances affecting Borrower's property, whether or not the same originates or emerges from Borrower's property or any contiguous real estate, including any loss of value of the Collateral as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of the Lender. The Borrower's obligations under this paragraph 12(e) shall arise upon the discovery of the presence of any Hazardous Substances on the Borrower's property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any hazardous substances. The Borrower's obligation and the indemnifications hereunder shall survive the termination of this Agreement.

                   (vi) For purposes of paragraph 12(e) all references to Borrower's property shall be deemed to include all of Borrower's right, title and interest in and to all owned and/or leased premises;

          (f) based upon the Employee Retirement Income Security Act of 1974 ("ERISA"), and the regulations and published interpretations thereunder: (i) Borrower has not engaged in any Prohibited Transactions as defined in paragraph 406 of ERISA and paragraph 4975 of the Internal Revenue Code, as amended; (ii) Borrower has met all applicable minimum funding requirements under paragraph 302 of ERISA in respect of its plans; (iii) Borrower has no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) Borrower has no fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than Borrower's employees; and (v) Borrower has not withdrawn, completely or partially, from any multiemployer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980;

          (g) it is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage and the fair saleable value of its assets (calculated on a going concern basis) is in excess of the amount of its liabilities;

          (h) there is no pending or threatened litigation, actions or proceeding which involve the possibility of materially and adversely affecting the Borrower's business, assets, operations, condition or prospects, financial or otherwise, or the Collateral or the ability of Borrower to perform this Agreement;

          (i) all balance sheets and income statements which have been delivered to Lender fairly, accurately and properly state Borrower's financial condition on a basis consistent with that of previous financial statements and there has been no material adverse change in Borrower's financial condition as reflected in such statements since the date thereof and such statements do not fail to disclose any fact or facts which might materially and adversely affect Borrower's financial condition;

          (j) (x) it possesses all of the licenses, patents, copyrights, trademarks, tradenames and permits necessary to conduct its business, (y) there has been no assertion or claim of violation or infringement with respect thereof and (z) all such licenses, patents, copyrights, trademarks, tradenames and permits are listed on Schedule 12(j);

          (k) it will pay or discharge when due all taxes, assessments and governmental charges or levies imposed upon it;

          (l) it will promptly inform Lender in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any of Borrower's properties, assets or business, which might singly or in the aggregate, have a materially adverse effect on Borrower; (ii) any amendment of Borrower's certificate of incorporation or by-laws; (iii) any change in Borrower's business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects which has had or might have a materially adverse effect on Borrower; (iv) any Event of Default or Incipient Event of Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which Borrower is a party or by which Borrower or any of Borrower's properties may be bound which would have a material adverse effect on Borrower's business, operations, property or condition (financial or otherwise) or the Collateral; (vi) any change in the location of Borrower's executive offices; (vii) any change in the location of Borrower's Inventory or Equipment from the locations listed on Schedule 12(l) attached hereto, (viii) any change in Borrower's corporate name; (ix) any material delay in Borrower's performance of any of its obligations to any Customer and of any assertion of any material claims, offsets, counterclaims or Disputes by any Customer and of any allowances, credits and/or other monies granted by it to any Customer; (x) furnish to and inform Lender of all material adverse information relating to the financial condition of any account debtor; and (xi) any material return of goods;

          (m) it will not (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) whether secured or unsecured other than Borrower's indebtedness to Lender and as set forth on Schedule 12(m) attached hereto and made a part hereof; (ii) declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock of Borrower; (iii) directly or indirectly, prepay any indebtedness (other than to Lender), or repurchase, redeem, retire or otherwise acquire any indebtedness of Borrower; (iv) makes advances, loans or extensions of credit to any Person; (v) become either directly or contingently liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise; (vi) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it; (vii) form any Subsidiary or enter into any partnership, joint venture or similar arrangement; (viii) materially change the nature of the business in which it is presently engaged;
(ix) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Lender except as required by GAAP or in the tax reporting treatment or except as required by law; (x) enter into any transaction with any Affiliate, except in ordinary course on arms length terms; or (xi) bill Receivables under any name except the present name of the Borrower; (xii) sell, transfer or lease or otherwise dispose of any of its properties or assets, except in the ordinary course of its business;

          (n) it shall not at any time permit its Tangible Net Worth to be less than Four Million Five Hundred Thousand Dollars ($4,500,000) as of the Closing Date and June 30, 1997 and increasing by Five Hundred Thousand Dollars ($500,000) each calendar quarter thereafter;

          (o) it shall not during the three months ending September 30, 1997, nor during the six months ending December 31, 1997 nor during the nine months ending March 31, 1998 nor during any twelve month period measured at each calendar quarter end and thereafter at any time permit the ratio of (i) EBITDA of Borrower excluding interest income less taxes paid, to (ii) all cash interest expenses of Borrower plus all principal payments made by Borrower (excluding those made on the note in favor of State Street Bank and Trust Company for such period to be less than two (2) to one (1);

          (p) all financial projections of Borrower's performance prepared by Borrower or at Borrower's direction and delivered to Lender will represent, at the time of delivery to Lender, Borrower's best estimate of Borrower's future financial performance and will be based upon assumptions which are reasonable in light of

Borrower's past performance and then current business conditions;

          (q) it will not make capital expenditures in any fiscal year an amount in excess of Seven Hundred Fifty $750,000;

          (r) it shall not at any time at the end of any calendar quarter permit its Working Capital to be less than Four Million ($4,000,000) at all times;

          (s) none of the proceeds of the Loans hereunder will be used directly or indirectly to "purchase" or "carry" "margin stock" or to repay indebtedness incurred to "purchase" or "carry" "margin stock" within the respective meanings of each of the quoted terms under Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect; and

          (t) it will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral. At its own cost and expense in amounts and with carriers acceptable to Lender, it shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's including, without limitation, business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower's insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such workmen's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (v) furnish Lender with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, and (y) appropriate loss payable endorsements in form and substance satisfactory to Lender, naming Lender as loss payee and providing that as to Lender the insurance coverage shall not be impaired or invalidated by any act or neglect of Borrower and the insurer will provide Lender with at least thirty (30) days notice prior to cancellation. Borrower shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Lender and not to Borrower and Lender jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Lender jointly, Lender may endorse Borrower's name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender is hereby authorized to adjust and compromise claims. All loss recoveries received by Lender upon any such insurance may be applied to the Obligations, in such order as Lender in its sole discretion shall determine.
Any surplus shall be paid by Lender to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Lender, on demand.

          (u) In the event and at such time as Borrower shall own any Aircraft or Aircraft Engine, Borrower shall:

               (A) carry or cause to be carried with insurers of recognized responsibility acceptable to the Lender (i) with respect to each Aircraft, aircraft public liability (including, without limitation, passenger legal liability, contractual liability and, to the extent war risk insurance is required by Section 12(w) hereof, war risk liability) insurance and property damage insurance (exclusive of manufacturer's product liability insurance) and
(ii) cargo liability insurance, in each such case of a type, covering the risks and in scope and amount consistent from time to time with prudent industry custom and practice. All policies of insurance carried in accordance with this
Section 12(w) and any policies taken out in substitution or replacement for such policies (A) shall be amended to name the Lender as additional insureds as their respective interests may appear (but without imposing on the Lender liability to pay the premiums for such insurance), (B) shall provide that in respect of the interests of the Lender in such policies, the insurance shall not be invalidated by any action or inaction of the Borrower and shall insure the Lender regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Borrower, and (C) shall provide that if the insurers cancel such insurance for any reason whatever or if any material change is made in such insurance that adversely affects the interest of the Lender, or such insurance shall lapse for non-payment of premium, such cancellation, lapse or change shall not be effective as to the Lender for thirty days (seven days in the case of war risk and allied perils coverage) after receipt by the Lender respectively, of written notice by such insurers of such cancellation, lapse or change; provided, however, that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable. Each liability policy (l) shall be primary without right of contribution from any other insurance that is carried by the Lender, (2) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured, and (3) shall waive any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of (and shall waive any right of subrogation against) the Lender to the extent of any moneys due to the Lender;

               (B) maintain or cause to be maintained in effect with insurers of recognized responsibility acceptable to the Lender, all risk aircraft hull insurance covering the Aircraft and all risk coverage of the related Aircraft Engines (including, without limitation, war risk and governmental confiscation and expropriation (other than by the government of registry of the Aircraft) and hijacking insurance, in respect of all Aircraft flown outside of the United States and Canada), which is of a type as from time to time is in accordance with prudent industry custom and practice for an amount and in no event less than the fair market value thereof. Any policies of insurance carried in accordance with this paragraph (b) covering the Aircraft and any policies taken out in substitution or replacement for any such policies (i) shall name the Lender as additional insureds, as their respective interests may appear (but without imposing on any such party liability to pay premiums with respect to such insurance), (ii) shall provide that all proceeds shall be payable to the Lender, (iv) shall provide that if the insurers cancel such insurance for any reason whatever, or if any material change is made in the insurance that adversely affects the interest of the Lender, such cancellation or change shall not be effective as to the Lender for thirty (30) days (seven days in the case of hull war risk and allied perils coverage) after receipt by the Lender respectively, of written notice by such insurers of such cancellation or change, provided, however, that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable, (v) shall provide that in respect of the respective interests of the Lender in such policies the insurance shall not be invalidated by any action or inaction of the Borrower and shall insure the respective interests of the Lender as they appear. regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Borrower, (vi) shall be primary without any right of contribution from any other insurance that is carried by the Lender, (vii) shall waive any right of subrogation of the insurers against the Lender, and (viii) the Borrower shall waive any right of the insurers to set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Borrower (or any lessee) to the extent of any moneys due to the Lender. In the case of a loss with respect to an engine (other than an Aircraft Engine) installed on the Airframe, the Borrower shall hold any payment to it of any insurance proceeds in respect of such loss for the account of the Borrower or any other third party that is entitled to receive such proceeds. In the case of any policy that contains an exclusion for war or allied perils risks, the Borrower will cause such policy, as well as each amount shall be paid to the Borrower to the extent not previously applied in accordance with the preceding sentence or otherwise under the Ancillary Agreements.

          (v) it shall not purchase or acquire obligations or stock of, or any other interest in, or make any investment in any entity, except (A) obligations issued or guaranteed by the United States of America or any agency thereof, (B) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating),
(C) certificates of time deposit and bankers' acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (x) such bank has a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000), or (y) its debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and (D) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an Agency thereof, and (E) Eurodollar time deposits with financial institutions with a published rating of not less than A-1 or P-1 (or the equivalent rating).

          (w)  the Borrower is not and will not become a Certificated Air
Carrier.

          (x) the Borrower does not, as of the execution of this Agreement, presently own any Aircraft or Aircraft Engines.

          (y) Borrower shall not register or permit the registration of any Aircraft under the laws of any country other than the United States, in each such case without at least twenty (20) Business Days prior written notice to the Lender. The Borrower shall not operate the Aircraft, in any area excluded from coverage by any insurance required by the terms of this Agreement or in any area of hostilities unless the Aircraft is covered by "war risk" insurance.

          (z) Borrower shall not acquire any property or interest in property (including, without limitation, Aircraft and Aircraft Parts) other than property made subject to a Permitted Lien without (i) taking on or before the acquisition thereof all steps necessary to create a perfected first priority Lien in favor of the Lender therein, including without limitation the execution and filing of an aircraft chattel mortgage and (ii) preparing and delivering to the Lender any and all appropriate amendments to the Schedules to this Agreement (other than Schedule B which may not be amended unilaterally), including without limitation, in the case of Aircraft, Aircraft Engines adding the same to Schedule B.

          (aa) Any payment, received at any time by the Lender or the Borrower from any Governmental Authority or other Person with respect to an Event of Loss shall be applied in the same manner as insurance proceeds are applied pursuant to the Agreement.

          (bb) On or prior to the date hereof and at least annually, prior to each anniversary of the Closing Date, the Borrower shall furnish to the Lender a report and/or certificate signed by a firm of independent aircraft insurance brokers, appointed by the Borrower and reasonably acceptable to the Lender, describing in reasonable detail the insurance then carried and maintained on or with respect to the Aircraft and stating that in the opinion of such firm such insurance complies with the terms of Section 12(u). The Borrower shall cause such firm to advise the Lender in writing (i) promptly of any default in the payment of any premium and of any other act or omission on the part of the Borrower of which such firm has knowledge and that might invalidate or render unenforceable in whole or in part, any insurance on the Aircraft, Airframes, Aircraft Engines and Aircraft Parts, and (ii) at least 10 days prior to the expiration or termination date of any insurance maintained with respect thereto if such insurance has not been renewed by such date in accordance with the terms hereof.

     13. Power of Attorney. Borrower hereby appoints Lender or any other Person whom Lender may designate as Borrower's attorney, with power to: (i) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender's possession;
(ii) sign Borrower's name on any invoice or bill of lading relating to any Receivables, drafts against Customers, schedules and assignments of Receivables, notices of assignment, financing statements and other public records, verifications of account and notices to or from Customers; (iii) verify the validity, amount or any other matter relating to any Receivable by mail, telephone, telegraph or otherwise with Customers; (iv) execute customs declarations and such other documents as may be required to clear Inventory through Customs; (v) do all things necessary to carry out this Agreement, any Ancillary Agreement and all related documents; and (vi) on or after the occurrence and continuation of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and to receive, open and dispose of all mail addressed to Borrower. Borrower hereby ratifies and approves all acts of the attorney. Neither Lender nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivable which is assigned to Lender or in which Lender has a security interest remains unpaid and until the Obligations have been fully satisfied.

     14. Expenses. Borrower shall pay all of Lender's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Lender and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. Borrower shall pay all of Lender's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Lender, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Lender's obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Lender's security interests, assignments of rights and liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, and (d) any consultations in connection with any of the foregoing. Borrower shall also pay Lender's then standard price for furnishing Borrower or its designees copies of any statements, records, files or other data (collectively, "Reports") requested by Borrower or its designees, other than reports of the kind furnished to Borrower and Lender's other borrowers on a regular, periodic basis in the ordinary course of Lender's business. Borrower shall pay Lender's customary bank charges, including, without limitation, all wire transfer fees incurred by Lender, for all bank services performed or caused to be performed by Lender for Borrower at Borrower's request. Borrower shall also pay all Appraisal fees, costs, and expenses charged by Appraiser in connection with any

Appraisals which may be conducted at Lender's request from time to time hereunder. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by Borrower to Lender shall be payable on demand and shall be secured by the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower and Lender which Lender is or may be required to withhold or pay, Borrower agrees to indemnify and hold Lender harmless in respect of such taxes, and Borrower will repay to Lender the amount of any such taxes which shall be charged to Borrower's account; and until Borrower shall furnish Lender with indemnity therefor (or supply Lender with evidence satisfactory to it that due provision for the payment thereof has been made), Lender may hold without interest any balance standing to Borrower's credit and Lender shall retain its security interests in any and all Collateral. Borrower hereby acknowledges that Lender shall not be liable in any manner whatsoever for any selling expenses, orders, purchases or contracts of any kind resulting from any transaction between Borrower and any other Person and Borrower hereby indemnifies and holds Lender harmless with respect thereto, which indemnity shall survive termination of this Agreement.

     15. Assignment. Lender may assign any or all of the Obligations together with any or all of the security therefor and any transferee shall succeed to all of Lender's rights with respect thereto. Upon such transfer, Lender shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee. Lender may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Lender and such holder, be entitled to the same benefits as Lender with respect to any security for the Obligations in which such holder is a participant. Borrower agrees that each such holder may exercise any and all rights of banker's lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though Borrower were directly indebted to such holder in the amount of such participation. Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender, and no such assignment or transfer of any such obligation shall relieve Borrower thereof unless Lender shall have consented to such release in a writing specifically referring to the obligation from which Borrower is to be released.

     16. Waivers. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and all other notices to which Borrower might otherwise be entitled.

     17. Term of Agreement. This Agreement shall continue in full force and effect until the expiration of the Term. The Term shall be automatically extended for successive periods of one (1) year each unless either party shall have provided the other with a written notice of termination, at least ninety
(90) days prior to the expiration of the initial Term or any renewal Term. The Borrower may terminate this Agreement at any time upon ninety (90) days' prior written notice ("Termination Date") upon payment in full of the Obligations; provided, that

Borrower pays an early termination fee in an amount equal to the Maximum Revolving Advance Amount. For the purposes hereof, Required Percentage shall mean (a) three percent (3%) from the Closing Date through the date preceding the first anniversary of the Closing Date, two percent (2%) from the first anniversary of the Closing through the day preceding the second anniversary of the Closing Date and one percent (1%) from the second anniversary, or any subsequent anniversary in any renewal term, the Closing date through the date preceding the third anniversary of the Closing date or from any subsequent anniversary of the Closing Date to the date preceding any next following anniversary of the Closing Date in any renewal term.

     18. Events of Default. The occurrence of any of the following shall constitute an Event of Default:

          (a) failure to make payment of any of the Obligations when required hereunder;

          (b) failure to pay any taxes when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on Borrower's books;

          (c) failure to perform under and/or committing any breach of this Agreement or any Ancillary Agreement or any other agreement between Borrower and Lender;

          (d) occurrence of a default under any agreement to which Borrower is a party with third parties which has a material adverse affect upon Borrower's business, operations, property or condition (financial or otherwise) including all leases for any premises where Inventory or Equipment is located;

          (e) any representation, warranty or statement made by Borrower hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at any time be false or misleading in any material respect;

          (f) an attachment or levy is made upon any of Borrower's assets having an aggregate value in excess of ($10,000),or a judgment is rendered against Borrower or any of Borrower's property involving a liability of more than Ten Thousand Dollars ($10,000), which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

          (g) any change in Borrower's condition or affairs (financial or otherwise) which in Lender's opinion impairs the Collateral or the ability of Borrower to perform its Obligations;

          (h) any lien created hereunder or under any Ancillary Agreement for any reason ceases to be or is not a valid and perfected lien having a first priority interest;

          (i) if Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

          (j) Borrower shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business;

          (k) any Affiliate or any Subsidiary or any Guarantor shall (i) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business,
(iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors,
(vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws,
(viii) take any action for the purpose of effecting any of the foregoing;

          (l) Borrower directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any assets of Borrower or any interest therein, except as permitted herein;

          (m)  Borrower fails to operate in the ordinary course of business;

          (n) Lender shall in good faith deem itself insecure or unsafe or shall fear diminution in value, removal or waste of the Collateral;

          (o) a default by Borrower in the payment, when due, of any principal of or interest on any indebtedness for money borrowed;

          (p)  any Change of Ownership or any Change of Management.

     19. Remedies. (a) Upon the occurrence of an Event of Default pursuant to paragraph 18 (i) herein, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated; upon the occurrence and continuation of any other of the Events of Default, Lender shall have the right to demand repayment in full of all Obligations, whether or not otherwise due and/or to terminate this Agreement without advance notice. Until all Obligations have been fully satisfied, Lender shall retain its security interest in all Collateral. Lender shall have, in addition to all other rights provided herein, the rights and remedies of a secured party under the Uniform Commercial Code, and under other applicable law, all other legal and equitable rights to which Lender may be entitled, including without limitation, the right to take immediate possession of the Collateral, to require Borrower to assemble the Collateral, at Borrower's expense, and to make it available to Lender at a place designated by Lender which is reasonably convenient to both parties and to enter any of the premises of Borrower or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of Borrower, Borrower agrees not to charge Lender for storage thereof for a period up to at least sixty (60) days after sale or disposition of said Collateral). Further, Lender may, at any time or times after default by Borrower, sell and deliver all Collateral held by or for Lender at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Lender, in Lender's sole discretion, deems advisable or Lender may otherwise recover upon the Collateral in any commercially reasonable manner as Lender, in its sole discretion, deems advisable. Except as to that part of the Collateral which is perishable or threatens to decline speedily in nature or is of a type customarily sold on a recognized market, the requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at Borrower's address as shown in Lender's records, at least ten(10) days before the time of the event of which notice is being given. Lender may be the purchaser at any sale, if it is public. In connection with the exercise of the foregoing remedies, Lender is granted permission to use all of Borrower's trademarks, tradenames, tradestyles, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys' fees, and second to the payment (in whatever order Lender elects) of all Obligations. Lender will return any excess to Borrower and Borrower shall remain liable to Lender for any deficiency.

     20. Waiver; Cumulative Remedies. Failure by Lender to exercise any right, remedy or option under this Agreement or any supplement hereto or any other agreement between Borrower and Lender or delay by Lender in exercising the same, will not operate as a waiver; no waiver by Lender will be effective unless it is in writing and then only to the extent specifically stated. Lender's rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy which Lender may have.

     21. Application of Payments. Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Lender from or on Borrower's behalf and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against Borrower's Obligations hereunder in such manner as Lender may deem advisable notwithstanding any entry by Lender upon any of Lender's books and records.

     22. Depository Accounts. Any payment received by Borrower on account of any Collateral shall be held by Borrower in trust for Lender and Borrower shall promptly deliver same in kind to Lender or deposit all such payments into the Lock Box Account at such bank as Lender may designate for application to payment of the Obligations. Borrower shall also execute such further documents as Lender may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Lender's property.

     23. Lock Box Accounts. Borrower shall, at Lender's request, instruct all of its Customers to make such payments on account of Receivables to an account under Lender's dominion and control at such bank as Lender may designate. Borrower shall also execute such further documents as Lender may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Lender's property.

     24. Revival. Borrower further agrees that to the extent Borrower makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

     25. Notices. Any notice or request hereunder may be given to Borrower or Lender at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this paragraph. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, or by overnight mail or by telecopy (confirmed by mail). Notices and requests shall be, in the case of those by mail or overnight mail, deemed to have been given when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

          Notices shall be provided as follows:



If to the Lender:   BNY Financial Corporation
            1290 Avenue of the Americas
            New York, New York 10104
            Attention: Frank Imperato, V.P.

            Telephone: (212) 408-7026
            Telecopy:  (212) 408-7162



If to the Borrower: Aviation Distributors, Inc.
                         One Wrigley Drive
                         Irvine, CA 92618
                         Attention: Osamah S. Bakhit, Pres.
                         Telephone: (714) 586-7558
                         Telecopy:  (714) 586-6246

With a copy to:     Gibson Haglund & Johnson
                    2010 Main Street
                    Irvine, CA  92614
                    Attention: Bruce H. Haglund
                    Telephone: 714-752-1100
                    Telecopy:  714-752-1144

     26. Governing Law and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. LENDER SHALL HAVE THE RIGHTS AND REMEDIES OF A SECURED PARTY UNDER APPLICABLE LAW INCLUDING, BUT NOT LIMITED TO, THE UNIFORM COMMERCIAL CODE OF NEW YORK. BORROWER AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OTHER OBLIGATIONS SHALL BE LITIGATED IN THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR, AT LENDER'S OPTION, IN ANY OTHER COURTS LOCATED IN NEW YORK STATE OR ELSEWHERE AS LENDER MAY SELECT AND THAT SUCH COURTS ARE CONVENIENT FORUMS AND BORROWER SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS. BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON BORROWER MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT BORROWER'S ADDRESS APPEARING ON LENDER'S RECORDS, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED TWO (2) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED. BOTH PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER AND LENDER AND BORROWER WAIVES THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING INSTITUTED BY LENDER WITH REGARD TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS ANY OFFSETS OR COUNTERCLAIMS WHICH IT MAY HAVE.

     27. Limitation of Liability. Borrower acknowledges and understands that in order to assure repayment of the Obligations hereunder Lender may be required to exercise any and all of Lender's rights and remedies hereunder and agrees that neither Lender nor any of Lender's agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith.

     28. Entire Understanding. This Agreement and the Ancillary Agreements contain the entire understanding between Borrower and Lender and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by the Borrower's and Lender's respective officers. Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

     29. Modification. This Agreement and the Ancillary Agreements constitute the complete agreement between the parties with respect to the subject matter hereof and thereof and may not be modified, altered or amended except by an agreement in writing signed by the parties hereto and thereto.

     30. Severability. Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

     31. Captions. All captions are and shall be without substantive meaning or content of any kind whatsoever.

     32. Counterparts. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

     33. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


ATTEST:

AVIATION DISTRIBUTORS, INC.


By:/s/ Bruce H. Haglund
   ---------------------------------
Title:  SECRETARY



BNY FINANCIAL CORPORATION



By:/s/ Osamah S. Bakhit
   ---------------------------------
Title: President



SCHEDULES


Schedule 1(A) - Permitted Liens


Purchase Money up to Seven Thousand Fifty Dollars








Schedule 12(j) - Licenses, Patents, Trademarks and Copyrights

Schedule 12(l) - Inventory Locations











Schedule 12(m) - Permitted Indebtedness